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                                                                      EXHIBIT 99

                                 [DATAFLEX LOGO]


                                                        CONTACT: Richard C. Rose
                                                            Dataflex Corporation
                                                                  (813) 562-3000
FOR IMMEDIATE RELEASE

                             DATAFLEX TO BE ACQUIRED
                            BY COMPUCOM SYSTEMS, INC.

         Clearwater, FL, April 10, 1998 - Dataflex Corporation (Nasdaq:DFLX), today announced it has signed a definitive Agreement with CompuCom Systems, Inc. (Nasdaq: CMPC) under which CompuCom would acquire Dataflex in a cash for stock transaction.

         Under the terms of the agreement, CompuCom would pay a total of $4.10 per share to purchase all of Dataflex's outstanding common stock. There are approximately 5,963,000 shares outstanding.

         The acquisition is subject to a number of conditions including the approval of the Dataflex shareholders and the termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act. The acquisition is expected to be completed in June.

         Speaking on behalf of the Board of Directors, Chairman of the Board, Philip Doganiero said "The agreement with CompuCom provides our shareholders with exceptional value. Our board believes the proposed transaction is in the best interest of our shareholders, employees, customers and our local community."

         "Florida is strategically important to CompuCom, and Dataflex enjoys a solid position in both commercial and government accounts within that geography. We look toward Dataflex to help us to continue to establish a leadership role in the Southeastern U.S. This acquisition will also bolster CompuCom's ability to handle national accounts with operations in the state of Florida," said Ed Anderson, President and CEO of CompuCom. Rick Rose, CEO of Dataflex added, "We will be part of a $2 billion dollar corporation with state-of-the-art warehousing facilities located throughout the United States, giving us access to inventory, configuration and nation-wide service and support capabilities which will provide additional value to Dataflex customers."

         CompuCom Systems, Inc., headquarter in Dallas, Texas, is a leading provider of network integration services for large enterprises. CompuCom's services include LAN/WAN projects, consulting, asset tracking, network management, help desk, field engineering, configuration, software management, distribution and procurement.

         Headquartered in Clearwater, Florida, Dataflex Corporation provides single-source, value-added desktop computing solutions and services, including product sales, system
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integration, network installations, help desk support, training, consultation services and equipment repair maintenance.

         Certain of the above statements contained in this press release, are forward-looking statements that involve a large number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. The words "believe," "estimate," "expect," "intend," "anticipate" and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.